EXHIBIT 10.7(b)
THE BON-TON STORES, INC.
RESTRICTED STOCK AGREEMENT
     This Restricted Stock Agreement dated as of January 28, 2011 (“Agreement”), between The Bon-Ton Stores, Inc. (the “Company”) and Barbara J. Schrantz (“Grantee”). This Agreement is entered into pursuant to the provisions of the Plan (as defined below) and in connection with a certain employment agreement entered into by and between the Grantee and the Company as of January 30, 2011, (the employment agreement, including all amendments thereto being referred to herein as the “Employment Agreement”).
     1. Definitions. As used herein:
     (a) “Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company, or such other committee as may be designated by the Board of Directors pursuant to the Plan.
     (b) “Date of Grant” means January 28, 2011, the date on which the Company awards the Restricted Stock (the “Award”):
     (c) “Forfeiture Date” means any date as of which Grantee’s rights to all or any portion of the Restricted Stock are forfeited pursuant to applicable provisions of this Agreement.
     (d) “Plan” means The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan, as may be amended from time to time.
     (e) “Restricted Period” with respect to any shares of Restricted Stock (as hereinafter defined) means the period beginning on the Date of Grant and ending on the Vesting Date for such shares.
     (f) “Vesting Date” means the earlier of: (i) the date of Grantee’s termination of employment by reason of death or disability, and (ii) the date set as upon which the Restricted Stock shall vest.
     All other capitalized terms used herein shall have the meaning set forth in the Plan except to the extent the context clearly requires otherwise. This Agreement is intended to be consistent with the terms of the Plan and is subject in all regards to the terms of the Plan. In any case where there is a conflict between the terms of this Agreement and the terms of the Plan, the conflict shall be resolved in favor of the Plan.
     2. Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company grants to Grantee seventy-five thousand (75,000) shares of the Company’s Common Stock, par value $.01 (the “Restricted Stock”). The Restricted Stock shall vest on the dates set forth below:

Number of Shares	Vesting Date
25,000	February 3, 2014
25,000	February 2, 2015
25,000	February 1, 2016

     In lieu of vesting of the Restricted Stock on the Vesting Dates noted above, the Restricted Stock shall become fully vested: (i) if Grantee’s employment is terminated by the Company without Cause (as that term is defined in the Employment Agreement) or if the Grantee resigns from his employment with the Company or an Affiliate of the Company for Good Reason (as that term is defined in the Employment Agreement), provided Grantee executes a general release as required under applicable provisions of the Employment Agreement; or (ii) in accordance with Paragraph 7 below in the event of a Change of Control of the Company.
     3. Restrictions on Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares’ Restricted Period.
     4. Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions on Restricted Stock set forth in Paragraph 3 shall lapse on such shares’ Vesting Date.
     5. Forfeiture of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, if Grantee’s employment with the Company or an Affiliate of the Company terminates during the Restricted Period for any reason other than death or disability, such date shall be the Forfeiture Date, and Grantee shall forfeit any Restricted Stock still subject to restrictions as of the Forfeiture Date; provided, however, that any shares required to be vested pursuant to the Employment Agreement by reason of the Grantee’s termination of employment (i.e., discharge by the Company without Cause or resignation for Good Reason, provided Grantee executes a general release as required under applicable provisions of the Employment Agreement), shall be treated as vested as of such termination of employment and no Forfeiture Date shall be applicable to Grantee’s Restricted Stock under such circumstances. Upon a forfeiture of any shares of Restricted Stock as provided in this Paragraph 5, the shares of Restricted Stock so forfeited shall be reacquired by the Company without consideration as of the Forfeiture Date.
     6. Rights of Grantee. Except for the restrictions set forth in Paragraph 3, during the Restricted Period Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Agreement. Any cash dividends payable with respect to the Restricted Stock during the Restricted Period shall be paid to Grantee. Any extraordinary dividends or dividends that are in the nature of a distribution of shares or are otherwise equivalent to a stock split, shall be subject to the same restrictions as apply to the Restricted Stock with respect to which such extraordinary dividends or shares were issued and shall be forfeited in accordance with Paragraph 5 unless the restrictions lapse in accordance with Paragraph 4.
     7. Change of Control of the Company. In the event of a Change of Control (as defined, from time to time, in the Employment Agreement), the Restricted Stock shall immediately become fully vested.
     8. Notices. Any notice to be given to the Company shall be addressed to the General Counsel of the Company at its principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, sent by recognized courier service, or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

     9. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the conditions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.
     10. Delivery of Shares. Upon a Vesting Date, the Company shall notify Grantee (or Grantee’s personal representative, heir or legatee in the event of Grantee’s death) that the restrictions on the Restricted Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee’s request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9, provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition delivery of certificates for shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a share on the Vesting Date.
     11. Status of Restricted Stock. The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Restricted Period, and subject to federal income tax in accordance with section 83 of the Code. Section 83 generally provides that Grantee will recognize compensation income with respect to the Restricted Stock on such Restricted Stock’s Vesting Date in an amount equal to the then fair market value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the fair market value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Grantee shall immediately notify the Company if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate.
     12. Administration. This Award has been granted pursuant to and is subject to the terms and provisions of the Plan. All questions of interpretation and application of the Plan and this Award shall be determined by the Committee. The Committee’s determination shall be final, binding and conclusive.
     13. Award Not to Affect Employment. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate Grantee’s employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.
     14. Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares in connection with this Award, the Company shall have the right to (a) require Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities. In addition, Grantee shall have the right to have such withholding tax requirements satisfied, either in whole or in part, by means of a relinquishment back to the Company of a number of shares as to which Grantee’s interest is fully vested having a Fair Market Value equal to the amount of such withholding tax requirements as Grantee indicates he wants to meet by such means.
     15. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
     16. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

THE BON-TON STORES, INC.
By:	/s/ Byron L. Bergren
Byron L. Bergren
President and Chief Executive Officer

Grantee:
/s/ Barbara J. Schrantz
Barbara J. Schrantz

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